Exhibit 99.1

China XD Plastics Announces Capital Raise of $20 Million

- Shares to be issued in a registered direct placement at $6.00 per share -

- Warrants may be exercised for an additional $10 million at $6.00 per share -

Harbin, PRC, October 4, 2010 - China XD Plastics Company Limited (“China XD Plastics” or the “Company”), (NASDAQ: CXDC), one of the leading Chinese manufacturers engaged in the development, manufacture, and distribution of modified plastics primarily for use in automotive applications in China, today announced that it has entered into agreements with several institutional investors for a registered direct placement of approximately $20 million of common stock at a price of $6.00 per share. The Company will issue a total of 3,333,334 shares to the institutional investors.

In addition, the Company will issue to the investors warrants to purchase shares of common stock, which, if fully exercised, would provide an additional $10 million in gross proceeds to the Company. The warrants have an exercise price of $6.00 per share and are exercisable for a six month and one week period commencing six months and one day following the closing date.

The Company anticipates that the additional capital from this investment will be used for general corporate purposes, which may include, but are not limited to, working capital, capital expenditures, R&D expenditures, purchase of production lines and acquisitions of new technologies or businesses.  Mr. Jie Han, Chairman and Chief Executive Officer of China XD Plastics, stated, “We are pleased to have completed this capital transaction.  This additional capital will support our growth and our continued service to our customers.”

The offering is expected to close on or about October 7, 2010, subject to satisfaction of customary closing conditions, including the receipt of all necessary regulatory and stock exchange approvals. Rodman & Renshaw, LLC, a subsidiary of Rodman & Renshaw Capital Group, Inc. (NASDAQ: RODM), acted as the exclusive placement agent for the transaction.

The securities described above are being offered pursuant to a shelf registration statement (File No. 333-167423), which was declared effective by the United States Securities and Exchange Commission (“SEC”) on July 6, 2010. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. When filed with the SEC, copies of the prospectus supplement and the accompanying base prospectus relating to this offering may be obtained at the SEC’s website at http://www.sec.gov or by request at info@rodm.com.

About China XD Plastics Company Limited

China XD Plastics Company Limited, through its wholly owned subsidiary, Harbin Xinda Macromolecule Material (“Xinda”), develops, manufactures, and distributes modified plastics, primarily for use in the production of automobile parts and components. The Company’s specialized plastics are used to produce: exterior parts, such as automobile bumpers, rearview and sideview mirrors and license plate parts; interior parts, such as door panels, dashboard, steering wheel, glove compartment and safety belt components; and functional components, such as air conditioner casings, heating and ventilation casings, engine covers, and air ducts. The Company’s specialized plastics are utilized in more than 30 automobile brands manufactured in China, including Audi, Red Flag, Volkswagen and Mazda. The Company’s wholly-owned research institute is dedicated to the research and development of modified plastics, and benefits from the cooperation with well-known scientists from prestigious universities in China. At present, 152 of 263 of Xinda’s automotive-specific modified plastic products have been certified by one or more of the automobile manufacturers in China. For more information please visit http://www.chinaxd.net.

Safe Harbor Statement

This press release contains certain statements that may include “forward-looking statements.” All statements other than statements of historical fact included herein are “forward-looking statements.” These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, involving known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the risk factors discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on the SEC’s website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these risk factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Contacts:
China XD Plastics Company Ltd. Mr. Taylor Zhang, CFO Phone: +1-212-747-1118 (New York) Mr. Allan Lao, IR Director Phone: +86-451-84346600 (Harbin) Email: cxdc@chinaxd.net	Taylor Rafferty (US): Mahmoud Siddig, Director +1 (212) 889-4350 ChinaXD@Taylor-Rafferty.com

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